Exhibit 99.1

U.S. Gold Corp.’s CK Gold Project Provides Community Support in Wyoming

Company expands its outreach in Cheyenne, Wyoming for the CK Gold Project

Opens a new office in Cheyenne in effort to start a long-term engagement aimed at economic and employment benefits for the community

CHEYENNE, Wyo., Feb. 23, 2021 - U.S. Gold Corp. (Nasdaq: USAU) (the “Company”), a gold exploration and development company, is pleased to announce the opening of its office in Cheyenne, Wyoming. The office establishes a permanent presence and builds upon recent meetings with state and local stakeholders. The company found great interest in its initial outline for the CK Gold Project development and came away with a very positive feeling about the reception from the locals concerning the opportunity.

The CK Gold Project property is located in the Silver Crown mining district of southeast Wyoming, approximately 20 miles west of the city of Cheyenne, on the southeastern margin of the Laramie Range. The property, 100% owned by U.S. Gold Corp, would comprise about 1,120 acres at its full extent by the end of mine life.

“Communication and community outreach is a critical component of the CK Gold Project,” states George Bee, President and CEO of U.S. Gold Corp. “In February we have held dozens of meetings with stakeholders in Cheyenne and Laramie and I am encouraged by the initial interest in the project. As a part of our outreach efforts, we have joined industry organizations and opened an office in Cheyenne. We want to provide a local presence and a physical location where interested parties can learn more about the project.”

“We are excited to welcome U.S. Gold Corp. as a new member of WTA and this project should provide a new source of revenue at a critical time for Wyoming,” said Ashley Harpstreith, Executive Director of the Wyoming Taxpayers Association.

“U.S. Gold Corp.’s CK Gold Project should provide significant economic activity for Cheyenne and Laramie County,” said Dale Steenbergen, President and CEO of the Greater Cheyenne Chamber of Commerce. “The Chamber looks forward to assisting how we can.”

“As a new member of WMA, we are excited to watch the CK Gold Project develop and are hopeful Wyoming will see the benefits of new mining activity,” said Travis Deti, Executive Director of the Wyoming Mining Association.

The Company is currently conducting a pre-feasibility report, which covers an array of technical, geological, economic, social, and operational factors. Included in ongoing activities is a program that started in September last year, establishing an environmental baseline covering surface water, sub-surface water, wetland, fauna and flora and climatological information. The results of this study are intended to help determine whether the Company proceeds with a full feasibility study, the next step in the process prior to the investment decision on advancing with permitting and construction of the mine. The pre-feasibility study is slated to be completed in the summer of 2021. U.S. Gold Corp.’s new Cheyenne office is located at 211 W 19th St, Suite 100.

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded, U.S. focused gold exploration and development company. U.S. Gold Corp. has a portfolio of exploration properties. Copper King, now the CK Gold Project, is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, which was completed by Mine Development Associates. Keystone and Maggie Creek are exploration properties on the Cortez and Carlin Trends in Nevada. The Challis Gold Project is located in Idaho. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold.

Safe Harbor

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on U.S. Gold Corp.’s current expectations, and actual results could differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: the prevailing market conditions for metal prices and mining industry cost inputs, environmental and regulatory risks, risks faced by junior companies generally engaged in exploration activities, whether U.S. Gold Corp. will be able to raise sufficient capital to implement future exploration programs, COVID-19 uncertainties, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company makes no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold